Exhibit 1.2

BYLAWS OF
TELEFONICA DE ARGENTINA S.A.

ARTICLE ONE: Under the company name “Telefónica de Argentina S.A.”, the company organized under the name of Sociedad Licenciataria Sur Sociedad Anónima continues operating, having legal address in the City of Buenos Aires. The company’s legal address may not be moved outside the Argentine Republic without the prior consent of the relevant authority or any future superseding authority.

ARTICLE TWO: The term of the company is ninety nine years as from its registration with the Public Registry of Commerce.

ARTICLE THREE: The purpose of the company is to deliver, on its own or through third parties or in association with third parties, telecommunications public services, except for broadcasting, as per the terms, where applicable, of the licenses to be granted by the relevant authorities. Likewise, the company may sell equipment, facilities and assets related to telecommunications as well as deliver any kind of services, including accounting, human resources and tax consulting and management. To that end, the company has full legal capacity to acquire rights, take obligations and carry out any such acts not forbidden by the laws and these By-Laws, including taking borrowings, either public or private, by the issue of debentures or corporate bonds. This corporate purpose may not be modified by the shareholders without the prior consent of the relevant authority.

ARTICLE FOUR: The capital stock, as well as its evolution during the last three fiscal years, shall be reported in the Company's financial statements as provided for by the applicable rules. Such capital is represented by common, registered shares, with a par value of ten cents of peso each and entitled to one vote per share, and is divided into Class A shares, representing at least 51% of the capital stock and recognizing restrictions on their transfer as set forth by the applicable rules and these ByLaws, and Class B shares. The capital stock may be increased by decision of the General Meeting with no restriction or need of amendment to the ByLaws.

ARTICLE FIVE: Common shares to be issued in the future shall be Class “A” and Class “B” registered shares with the same characteristics as those already set and under the effective laws and regulations. In any issue of common shares, the Class “A” to Class “B” share ratio upon holding the relevant Meeting shall be observed unless said Meeting resolves to proceed as per the second paragraph, section 194, Law 19,550. The Meeting may also decide on the issue of preferred registered shares. Preferred shares shall be entitled to a preferred dividend, whether cumulative or not, as per the terms of issue, and they may also have an addition profit sharing and/or advanced redemption at the company's choice and under the terms set upon issue thereof.

ARTICLE SIX: Registered shares should be registered in the holders’ accounts by the issuing Company in the registered share book under the provisions of section 213, Law 19,550, as applicable, or by Commercial or Investment Banks or authorized Securities Funds (Cajas de Valores).

ARTICLE SEVEN: In the event of arrears in paying up the capital, the Board may choose between: a) providing for that the relevant shareholders' preemptive rights on the shares in arrears be sold at a public auction, whereby the shareholder in arrears will bear the auction expenses and penalty interest notwithstanding his/her responsibility for damages; b) declare the expiration of said preemptive rights, in which case the penalty shall enure following warning to pay in the amount in no more than 30 days losing the already paid amounts; or c) require the observance of the preemptive agreement plus the relevant compensation for damages.

ARTICLE EIGHT: The preferential right for new issues of common shares shall be governed by section 194, Law 19,550. In the event of an issue of shares divided into the two classes foreseen by article four of these By-Laws, the right to increase shall be understood as limited to the relevant class non-bought shares. If once the right to increase within Class “B” has been exercised and there is a remnant thereof left, it may be bought by the two class shareholders, indistinctively on a pro rata with the shares then bought. Only in the event there is a remnant left after exercising the above mentioned preferences, the same may be offered to third parties.

ARTICLE NINE: The transmission of “Class A” shares and preemption rights thereon shall be subject to the prior consent of the relevant authority. The company shall not recognize any transmission of “Class A” shares or preemption rights thereon without any such consent.

ARTICLE TEN: The administration and management of the company shall rest in a Board of Directors consisting of the number of members to be set by the Meeting between three, at least, and eight, at most, for a one-year term. The Meeting should appoint alternates in the same or a lower number than the incumbents and for the same term in order to fill any vacancy that may occur as per the order or method to be set by the Meeting notwithstanding the provisions of article eleven hereof. In the event of plurality of members, in the first meeting the directors should appoint a Chairman and may also appoint a Vice Chairman who will replace the Chairman in case of absence or impediment. The Board will hold meetings with the absolute majority of members in attendance or communicated with one another by means of simultaneous transmission of sound, images or words, and it shall resolve by majority of votes in attendance or via the above mentioned means of communication. In the event of a tie, the decision voted by the Board’s Chairman shall be adopted. In the event meetings are held with members communicated remotely, their names shall be recorded in the minutes, and the Statutory Committee shall state the legality of the decisions made therein. Likewise, in those cases, videoconferencing shall be used. The Meeting sets the Board’s compensation. The Board may appoint delegate directors from its members and who shall act as general managers as well as special managers under the terms of section 270, Law 19,550.

ARTICLE ELEVEN: Once the number of directors is set by the Meeting, Class “A” shareholders shall appoint up to six incumbent members and up to six alternate members. Likewise, Class “B” shareholders shall appoint one incumbent member and one alternate member unless the total number of directors is the same as or higher than six, in which case the number of directors to be appointed by Class “B” shareholders shall be two incumbent directors and two alternate directors. For the purposes of this article, Class “A” and Class “B” shareholders shall hold special meetings which, if applicable, shall be convened in the first and subsequent callings simultaneously with the relevant general meeting. The directors appointed as per the above procedure may only be removed by the appointing class or classes, notwithstanding the power of the general meeting to remove the entire Board by majority of votes of the two class shareholders.

ARTICLE TWELVE: The directors shall furnish the following bond: one thousand pesos cash each to be deposited at their main office.

ARTICLE THIRTEEN: The Board shall have all the powers to manage and dispose of the assets, including any such powers where the law requires special powers of attorney, as per article 1881 of the Civil Code and section 9 of Law Decree 5965/63. Consequently, the Board may carry out on behalf of the Company any such legal action conducive to comply with the corporate purpose, among others, operate with Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires, and other official or private credit institutions, set up agencies, branches and any other kind of representation inside or outside the country; grant judicial powers of attorney to one or more persons including for criminal cases or out-of-court cases with the scope and extent deemed convenient. The Board's chairman or his replacement shall hold the legal representation of the company in order to put forth and answer interrogatories or give testimony in a judicial or administrative venue. The director to be appointed by the Board shall also hold said representation.

ARTICLE THIRTEEN BIS: The Company shall have an Audit Committee whose main role will be to provide support to the administration body in internal control functions. The Audit Committee should comply with the provisions contained in the Régimen de Transparencia de la Oferta Pública (Public Offer Transparency Regime) approved by Decree No. 677/01, Resolution No. 400/02 of the Argentine Securities and Exchange Committee and any other applicable regulation. The Committee shall consist of three or more members of the Board, whose majority shall be independent as per the criteria determined by the Argentine Securities and Exchange Committee. The members of the Committee shall be appointed by the Board upon the Board Chairman’s proposal and should have majors in accounting, financial or business areas. The Audit Committee shall have the functions determined by the applicable rules and, specifically, those determined by the Meeting or the Board to be included in its Internal Regulations. The Audit Committee shall have powers to set its own Internal Regulations and shall report to the Board.

ARTICLE FOURTEEN: The surveillance of the company shall be performed by the Statutory Committee consisting of three incumbent auditors and three alternate auditors to be appointed by the Meeting for a one-year term. The Statutory Committee shall hold meetings with two members in attendance and shall resolve by their favorable vote, not withstanding the individual auditor's powers. A Chairman shall be appointed from their incumbent members. The alternate members of the Statutory Committee shall fill any such vacancies in their order of appointment. The Statutory Committee may be represented by any members at Board and Shareholder meetings.

ARTICLE FIFTEEN: Meetings may be convened as per the provisions of the applicable laws and the relevant notice of meeting notwithstanding its own provision for a Unanimous Meeting. In the event of a Regular Meeting and a Special Class Meeting, the second call may be simultaneous with the first one. The Meetings may be held remotely in the manner and pursuant to the procedures stated by the applicable regulations.

ARTICLE SIXTEEN: Each paid in common share confers one right to vote. The quorum and majority determined by sections 243 and 244 of Law 19,550 as per the class of meeting, notice and relevant agenda shall be applicable.

ARTICLE SEVENTEEN: The economic year will end on December 31st each year. As of that date, the financial statements shall be prepared under the effective provisions and technical rules. The Meeting may change the year-end date following the prior consent of the relevant authority and filing the relevant resolution with the Public Registry of Commerce. The realized and liquid profits shall be allocated as follows: a) five per cent up to twenty percent of the paid in capital to the legal reserve fund; b) to the Board and Statutory Committee’s compensation; c) to preferred share dividend with priority of unpaid cumulative dividend; d) the balance, in whole or in part, to an additional participation of preferred shares and common share dividend or statutory or provision funds or a new account or to the use decided by the meeting. Dividend shall be paid on a pro rata with the relevant payments within a year of their declaration.

ARTICLE EIGHTEEN: The liquidation of the company may be conducted by the Board or by the trustee/s appointed by the Meeting, under the surveillance of the Statutory Committee, if applicable. Once the liabilities have been paid and the capital reimbursed, the remaining amount shall be distributed among the shareholders on a pro rata with their relevant payments.